
-----------------------------                                                                          -----------------------------
|          FORM 5           |                 U.S. SECURITIES AND EXCHANGE COMMISSION                  |        OMB APPROVAL       |
-----------------------------                         Washington, D.C. 20549                           |----------------------------
[X]  Check this box                                                                                    | OMB Number:     3235-0362 |
     if no longer subject               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            | Expires: January 31, 2005|
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations          Filed pursuant to Section 16(a) of the Securities Exchange         | hours per response....1.0 |
     may continue. See               Act of 1934, Section 17(a) of the Public Utility Holding          -----------------------------
     Instruction 1(b).                      Company Act of 1935 or Section 30(h) of the
[_]  Form 3 Holdings                              Investment Company Act of 1940
     Reported
[_]  Form 4 Transactions
     Reported
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of               | 2. Issuer Name and Ticker or              | 6. Relationship of Reporting Person(s)        |
|    Reporting Person*                 |    Trading Symbol                         |     to Issuer (Check all applicable)          |
|                                      |                                           |                                               |
|                                      |    IGN Entertainment, Inc.                |    |_| Director             |X| 10% Owner     |
|                                      |                                           |    |_| Officer (give title  |_| Other (specify|
------------------------------------------------------------------------------------                 below)                 below) |
|   (Last)    (First)    (Middle)      | 3. IRS                  | 4. Statement for|                                               |
|                                      |    Identification       |    Month/Year   |                                               |
|  MicroCapital Fund LP                |    Number of            |                 |                                               |
|                                      |    Reporting            |    10/02        |------------------------------------------------
|                                      |    Person, if an        ------------------- 7. Individual or Joint/Group Reporting        |
----------------------------------------    entity               | 5. If Amendment,|        (check applicable line)                |
|             (Street)                 |    (Voluntary)          |    Date of      |                                               |
|                                      |                         |    Original     |    |X| Form Filed by One Reporting Person     |
|                                      |                         |    (Month/Year) |    |_| Form Filed by More than One Reporting  |
|  410 Jessie Street, Suite 1002       |                         |                 |        Person                                 |
|  San Francisco, CA 94103             |                         |                 |                                               |
------------------------------------------------------------------------------------------------------------------------------------
|   (City)    (State)    (Zip)       |      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned      |
------------------------------------------------------------------------------------------------------------------------------------
|1.                             |2.      |2A.     |3.     |4.                                   |5.             |6.     |7.        |
|Title of Security              |Trans-  |Deemed  |Trans- |Securities Acquired (A)              |Amount of      |Owner- |Nature of |
|(Instr. 3)                     |action  |Execu-  |action |or Disposed of (D)                   |Securities     |ship   |Indirect  |
|                               |Date    |tion    |Code   |(Instr. 3, 4 and 5)                  |Beneficially   |Form:  |Beneficial|
|                               |(Month/ |Date,   |(Instr.|                                     |Owned at end   |Direct |Ownership |
|                               |Day/    |if any  | 8)    |-------------------------------------|of Issuer's    |(D) or |(Instr. 4)|
|                               |Year)   |(Month/ |       |                |   |                |Fiscal Year    |In-    |          |
|                               |        |Day/    |       |                |   |                |(Instr. 3      |direct |          |
|                               |        |Year)   |       |                |(A |                | and 4)        |(I)    |          |
|                               |        |        |       |                |or |                |               |(Instr.|          |
|                               |        |        |       |     Amount     |(D)|      Price     |               | 4)    |          |
------------------------------------------------------------------------------------------------------------------------------------
|                               |        |        |       |                |   |                |               |       |          |
| Common Stock                  |10/14/02|        | S     | 1,100          | D |      $5.14     | 190,135       | D     |          |
|                               |        |        |       |                |   |                |               |       |          |
------------------------------------------------------------------------------------------------------------------------------------
|                               |        |        |       |                |   |                |               |       |          |
| Common Stock                  |10/15/02|        | P     | 2,100          | A |      $4.99     | 192,135       | D     |          |
|                               |        |        |       |                |   |                |               |       |          |
------------------------------------------------------------------------------------------------------------------------------------
|                               |        |        |       |                |   |                |               |       |          |
| Common Stock                  |10/17/02|        | S     |  900           | D |      $5.50     | 191,235       | D     |          |
|                               |        |        |       |                |   |                |               |       |          |
------------------------------------------------------------------------------------------------------------------------------------
|                               |        |        |       |                |   |                |               |       |          |
| Common Stock                  |10/21/02|        | S     | 1,400          | D |      $5.35     | 189,835       | D     |          |
|                               |        |        |       |                |   |                |               |       |          |
------------------------------------------------------------------------------------------------------------------------------------
|                               |        |        |       |                |   |                |               |       |          |
|                               |        |        |       |                |   |                |               |       |          |
|                               |        |        |       |                |   |                |               |       |          |
------------------------------------------------------------------------------------------------------------------------------------
|                               |        |        |       |                |   |                |               |       |          |
|                               |        |        |       |                |   |                |               |       |          |
|                               |        |        |       |                |   |                |               |       |          |
------------------------------------------------------------------------------------------------------------------------------------
|                               |        |        |       |                |   |                |               |       |          |
|                               |        |        |       |                |   |                |               |       |          |
|                               |        |        |       |                |   |                |               |       |          |
------------------------------------------------------------------------------------------------------------------------------------
|                               |        |        |       |                |   |                |               |       |          |
|                               |        |        |       |                |   |                |               |       |          |
|                               |        |        |       |                |   |                |               |       |          |
------------------------------------------------------------------------------------------------------------------------------------
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
|
                                                                                                                   Page 1 of   Pages


------------------------------------------------------------------------------------------------------------------------------------
| FORM 5 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                 |
|                                           (e.g., puts, calls, warrants, options, convertible securities)                         |
------------------------------------------------------------------------------------------------------------------------------------
|1.                                |2.         |3.      |3A.     |4.     |5.                                     |6.               |
|Title of Derivative Security      |Conversion |Trans-  |Deemed  |Trans- |Number of Derivative Securities        |Date Exercisable |
|(Instr. 3)                        |or Exercise|action  |Execu-  |action |Acquired (A) or Disposed of (D)        |and Expiration   |
|                                  |Price of   |Date    |tion    |Code   |(Instr. 3, 4 and 5)                    |Date (Month/Day  |
|                                  |Derivative |(Month/ |Date,   |(Instr.|                                       |Year)            |
|                                  |Security   |Day/    |if any  | 8)    |---------------------------------------|------------------
|                                  |           |Year)   |(Month/ |       |                   |                   | Date   | Expi-  |
|                                  |           |        |Day/    |       |                   |                   | Exer-  | ra-    |
|                                  |           |        |Year)   |       |                   |                   | cis-   | tion   |
|                                  |           |        |        |       |        (A)        |        (D)        | able   | Date   |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
|                                  |           |        |        |       |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|
                                                                                                                   Page 2 of   Pages


------------------------------------------------------------------------------------------------------------------------------------
| FORM 5 (continued)           Table II (continued) -- Derivative Securities Acquired, Disposed of, or Beneficially Owned          |
|                                           (e.g., puts, calls, warrants, options, convertible securities)                         |
------------------------------------------------------------------------------------------------------------------------------------
|1.                              |7.                                      |8.          |9.                   |10.      |11.        |
|Title of Derivative Security    |Title and Amount of Underlying          |Price of    |Number of Derivative |Owner-   |Nature of  |
|(Instr. 3)                      |Securities (Instr. 3, 4 and 5)          |Derivative  |Securities Bene-     |ship of  |Indirect   |
|                                |                                        |Security    |ficially Owned at    |Deriv-   |Beneficial |
|                                |                                        |(Instr. 5)  |End of Year          |ative    |Ownership  |
|                                |                                        |            |(Instr. 4)           |Security:|(Instr. 4) |
|                                |----------------------------------------|            |                     |Direct   |           |
|                                |                    |     Amount or     |            |                     |(D) or   |           |
|                                |        Title       |     Number of     |            |                     |Indirect |           |
|                                |                    |     Shares        |            |                     |(I)      |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
|
|
|                                                                   /s/ Ian P. Ellis, Managing Member
|                                                                       MicroCapital LLC, General Partner
|                                                                       MicroCapital Fund LP                         03/27/03
**   Intentional misstatements or omissions of facts                -----------------------------------      -----------------------
     constitute Federal Criminal Violations. See 18 U.S.C.            **Signature of Reporting Person                  Date
     1001 and 15 U.S.C. 78ff(a).
|
                                                                                                                   Page 3 of   Pages